Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-153700 of our report dated September 24, 2008 relating to the financial statements of Energy Future Competitive Holdings Company and subsidiaries (which report includes an explanatory paragraph related to EFC Holdings’ change in basis of accounting beginning October 11, 2007, the contribution of certain subsidiaries, assets, and liabilities from Energy Future Holdings Corp. accounted for in a manner similar to a pooling of interests, the adoption of the provisions of FASB Staff Position No. FIN 39-1 and reclassification of results of its commodity hedging and trading activities on a retrospective basis), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated September 24, 2008 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 23, 2008